Exhibit 10.1
The Talbots, Inc.
March 20, 2009
By Hand Delivery
John Fiske, III
c/o The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Dear John,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”), we are pleased to offer you the position of Executive Vice President, Chief Stores Officer in accordance with the following:
Base Salary, Benefits and Perquisites
•	Your initial salary will be at the rate of $530,000 per annum (effective as of March 20, 2009). Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for the first quarter of FY 2010 and annually thereafter.

•	You are eligible to participate in the Company’s medical and dental benefit plans currently in effect and generally available at the time to Talbots senior executives, subject to plan terms and eligibility conditions. You are also eligible to participate in all other benefit plans currently in effect and generally available at the time to Talbots senior executives, subject to plan terms and eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. You will accrue paid time off on a weekly basis throughout the year at a rate of 4.62 hours per week. You are also eligible for all perquisites at a level commensurate with the executive vice president level at Talbots as in effect from time to time, including any auto allowance and reimbursement of financial planning expenses. Perquisites will not be grossed up for taxes. You are also a party to a Change in Control Agreement, dated March 1, 2007 (the “Change in Control Agreement”), which remains in effect unmodified by this Offer Letter or the Severance Agreement (as defined below).

•	You will report directly to the chief executive officer or chief operating officer (or persons performing the similar role or function).

•	Your position and title is Executive Vice President, Chief Stores Officer, effective March 20, 2009.

John Fiske, III
March 20, 2009

Annual Incentive Award Opportunity
•	You will be eligible for participation in any annual incentive plan of the Company as may be in effect from time to time. Your target award opportunity under any annual incentive plan of the Company will be 75% of your base salary. Any annual incentive award opportunity for which you may be eligible for fiscal 2009, if any 2009 incentive program is established, will be based on your current target award opportunity as provided immediately above and will not be prorated between such target award opportunity as stated above and your immediately prior target award opportunity, all subject to the terms and conditions of any such 2009 incentive program.
Equity Compensation
•	You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time (“Equity Plan”). All incentive awards granted to you will be subject to the terms of the Equity Plan.

•	In connection with your promotion to this position, you were eligible and received a one-time restricted stock award for 158,189 shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”) pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement executed by the Company and you. The effective date of grant of the restricted stock award was April 30, 2009. Subject to the terms of the Restricted Stock Award Agreement, the award will vest over a three-year period as follows: 25% on the first anniversary of the effective date of grant; 25% on the second anniversary of the effective date of grant; and 50% on the third anniversary of the effective date of grant.

•	You understand and agree that the number and timing of any future equity awards to you will be subject to Compensation Committee’s sole discretion.
Severance
•	It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving thirty days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of your Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit A (the “Severance Agreement”). The Severance Agreement supersedes the severance agreement between you and the Company dated as of June 15, 2008. Subject to the terms and conditions of the Severance Agreement, in the event of a termination of your employment by the Company without Cause (as defined in the Severance Agreement) or by you for Good Reason (as defined in the Severance Agreement), you would be entitled to receive 1.5 times your annual base salary and 18 months benefits continuation, subject to the Company’s receipt of a release and waiver as required by the Severance Agreement.

John Fiske, III
March 20, 2009

Restrictive Covenants
•	Confidentiality. You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you or in your possession whether from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or otherwise, or developed by you during the term of your employment, and which is not known or generally available to the public.

•	Non-Disparagement. You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not take action or make any statement, written or oral, which is intended to materially disparage the Company or its business. Notwithstanding anything to the contrary contained herein or in the Severance Agreement, neither this provision nor the same provision in the Severance Agreement shall apply to accurate statements by you in your prosecution or defense of any action or proceeding by or against the Company in any court or other tribunal of competent jurisdiction, including arbitration and mediation, nor shall it apply to accurate statements by you in any testimony given pursuant to subpoena or other process issued by a court or other tribunal of competent jurisdiction.

•	Non-Solicitation. You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

•	Non-Competition. You agree that throughout your employment, and for a period of eighteen (18) months after termination or cessation of employment for any reason, you will not work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, in any consulting capacity or as an independent contractor) for any person, partnership, division, corporation or other entity in any business in competition with the principal businesses carried on by the Company in any jurisdiction in which the Company actively conducts business, including for illustrative purposes only and not limited to, Ann Taylor, Gap Inc., Chico’s FAS, J. Crew, J. Jill, Coldwater Creek, Polo Ralph Lauren or Nordstroms (or any of their affiliated brands, subsidiaries or successors).

•	You acknowledge, with the advice of legal counsel, that you understand the foregoing non-competition agreement and other restrictive covenants, that they are binding and

John Fiske, III
March 20, 2009

enforceable against you, and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

•	In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon any breach of any of the restrictive covenants set forth under the “Confidentiality,” “Non-Solicitation” and “Non-Competition” provisions above, which is not cured within 10 calendar days following written notice to you from the Company, such notice to be provided in the same manner as set forth in Paragraph 6(h) of the Severance Agreement, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you and the Company will also have the right to recover any severance payment and benefits previously paid under this offer letter or such other related agreements or any other or successor severance agreement covering you.
Definition
•	“Cause” will have the meaning set forth in the Severance Agreement.

•	“Good Reason” will have the meaning set forth in the Severance Agreement.
Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts (before a single arbitrator who shall be a former federal or state court judge), in accordance with the Commercial Rules of the American Arbitration Association then in force, and each party shall bear their own expenses including attorneys’ fees; provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company would suffer irreparable damages and will be entitled to obtain from a state or federal court in The Commonwealth of Massachusetts or a federal or state court of any other state or jurisdiction, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. You hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator conducting any such arbitration proceedings will be in writing, will set forth the basis therefor and such arbitrator’s decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the

John Fiske, III
March 20, 2009

foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
Taxes
•	Notwithstanding anything to the contrary in this offer letter or the related agreements referenced herein or in any other severance agreement or severance arrangement between you and the Company, including without limitation the Severance Agreement and the Change in Control Agreement (for purposes of this subsection, all collectively referred to as the “agreements”), it is the intention of the parties that each of such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and the agreements and the payments of any benefits thereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of termination of employment, the Company is considered to be publicly traded and you are considered to be a specified employee, as defined in Section 409A of the Code (and as determined as of December 31 preceding your termination of employment, unless your termination of employment occurs prior to April 30, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under the agreements as a result of your termination of employment will be deferred for no more than 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code after utilizing the short-term deferral and involuntary separation pay plan regulations. Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this agreement shall be deemed a separate payment and not a series of payments. The foregoing provisions of this subsection are hereby incorporated into and made a part of the Severance Agreement and the Change in Control Agreement.
Release and Waiver
•	The Company’s obligation to make the payments and provide the benefits to you under or in connection with this offer letter or the related agreements referenced herein, or under any other severance agreement or severance arrangement (including, without limitation, under the Severance Agreement or the Change in Control Agreement) will be conditioned upon and subject to your delivery to the Company of an executed release (which will be

John Fiske, III
March 20, 2009

effective when such release is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.
Miscellaneous
•	This offer letter together with all related agreements referenced herein (collectively, the “Documents”) constitute the entire understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This offer letter is personal in nature to the Company and your rights and obligations under this offer letter may not be assigned by you. This offer letter shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives and heirs).

•	It is the intention of the parties that the provisions of this offer letter will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this offer letter. Accordingly, if any provision of this offer letter will be determined to be invalid or unenforceable, either in whole or in part, this offer letter will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this offer letter in order to render the same valid and enforceable to the fullest extent permissible.

•	You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

•	All reasonable legal fees and expenses incurred by the Executive in negotiating and entering into this offer letter, up to $7,500, will be paid by the Company after the Company’s receipt of the invoices therefor.

•	If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.

John Fiske, III
March 20, 2009

John, we are thrilled that you have accepted this new role at Talbots, and we are confident that you will continue to contribute to the Company’s success!

Very truly yours,
/s/ Trudy F. Sullivan
Trudy F. Sullivan
President and Chief Executive Officer

Accepted and agreed this 21 day of September, 2009
/s/ John Fiske, III
John Fiske, III